Exhibit 99.1

ALR Technologies Inc.'s medication compliance reminder product, the ALRT200, also known as the PC200, has been selected for use with an AIDS study to be conducted in Kenya by the University of Washington, Seattle, WA and the University of Nairobi, Kenya. This study is designed to determine whether certain interventions can improve compliance to antiretroviral medications among patients living with AIDS in Kenya. The study is funded by the National Institutes of Health (NIH) and is being performed at the Hope Center for Infectious Diseases at the Coptic Hospital in Nairobi, Kenya.

According to Dr. Michael Chung of the University of Washington, compliance to antiretroviral medications is essential for the proper treatment of AIDS in Africa; "Delivering antiretroviral medications to those in need is of paramount concern, yet once the drugs are made available proper compliance in the administration of the medications is essential. The ALR devices used in this study will help us determine possible methods for improving compliance."

Based on data available from the World Health Organization (WHO), there are approximately 39.4 million people internationally living with HIV/AIDS and there were 4.9 million new infections in 2004. The WHO information further reported there are about 25.4 million people in Sub-Saharan Africa living with HIV, 7.1 million in South and South-East Asia, 1.1 million in East Asia, 1,7 million in Latin America, 1.4 million in Eastern Europe and Central Asia, 1 million in North America and 610,000 in Western and Central Europe.

The ALRT200 product is now being marketed in North America and many HIV/AIDS clinics are now using it. The product was designed for ease of use and it can be quickly and easily set by a technician and then given to the patient to take home. It can be set for one or up to eight daily reminder events and takes only a few seconds to set customized for an individual patient needs. The ALRT200 product can be viewed at www.alrt.com/PC200.

For additional information about the ALRT200 product and the study in Kenya, please contact:
Stan Cruitt at 336-722-2254 Ext.5; email: cruitt@alrt.com

This report contains certain "forward-looking statements" relating to ALR Tech's business, and these statements reflect the current views of ALR Tech with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Tech and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the companies' quarterly filings with the Securities Exchange Commission.